                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of Kilroy Realty Corporation:

     We consent to the incorporation by reference in this Registration Statement of Kilroy Realty Corporation of Form S-8 of our reports on the Combined Financial Statements of Kilroy Group dated March 21, 1997 (July 11, 1997 as to
Note 12), the Acquired Properties and Pending Acquisitions dated July 31, 1997, the Post IPO Acquisitions Through June 30, 1997, dated July 31, 1997, and the Acquisition Properties dated July 11, 1997, appearing in the Registration Statement on Form S-11 dated August 14, 1997, and our reports on the Eight Acquired Properties dated September 12, 1997 and the Four Acquired Properties dated November 26, 1997, appearing in the Current Report on Form 8-K/A dated December 19, 1997.

/s/ Deloitte & Touche LLP

Los Angeles, California
December 19, 1997